Exhibit 1 to Form 8-K
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For further information contact:

                                       Claire  Buchan,  VP  Comm,  (630)271-2150
                                       Bruce Duncan, VP IR,  (630)271-2187 Steve
                                       Preston, CFO, (630)271-2637 Peter Forbes,
                                       LandCare CFO, (713)331-4145

FOR IMMEDIATE RELEASE
March 18, 1999

SERVICEMASTER AND LANDCARE USA, INC. ANNOUNCE
COMPLETION OF MERGER

     DOWNERS GROVE, Illinois -- ServiceMaster (NYSE:SVM) and LandCare USA, Inc. (NYSE:GRW) today announced the successful completion of the acquisition of LandCare by ServiceMaster, following the approval of the transaction at today's LandCare stockholders' meeting. Based on a exchange ratio of 0.55, ServiceMaster will issue approximately 10.2 million shares in exchange for approximately 18.5 million outstanding LandCare shares. The closing price of ServiceMaster shares on the New York Stock Exchange on March 17, 1999 was $18.8125.

     The merger creates the largest commercial landscaping company in America with annualized revenues in excess of $550 million. The combined company will provide landscape and tree services to customers through more than 100 locations in metropolitan centers across the country. The acquisition broadens TruGreen-ChemLawn's ability to integrate fully its traditional fertilizer and weed control services with landscape maintenance and installation, as well as indoor plantcare for commercial customers.

     "Combining TruGreen-ChemLawn and LandCare is a strategic expansion of our most profitable business unit and will provide great benefits to the customers, associates and shareholders of both companies. We believe this acquisition will position us to capitalize on the significant opportunities in the $20 billion commercial and institutional landscape and tree services industry as we offer customers an expanded array of green services," said Carlos Cantu, ServiceMaster President and Chief Executive Officer. "The commercial landscape market has been growing at double-digit rates and is ripe for consolidation. We look forward to taking advantage of these growth opportunities."

        William F. Murdy, LandCare Chairman and CEO, said, "We believe that with this merger, we will be able to capitalize on the operational expertise of TruGreen-ChemLawn to serve our customers better, while at the same time increasing opportunity for our employees."

     ServiceMaster serves more than 10.5 million customers in the United States and in 41 countries around the world, with annual customer level revenue of $6.4 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services.

        ServiceMaster Consumer Services now includes eight market-leading companies-- TruGreen-ChemLawn, Terminix, American Home Shield, Rescue Rooter, ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec and Furniture Medic-- which operate through the ServiceMaster Quality Service Network of approximately 5,800 U.S. Company-owned locations and franchised businesses.

        ServiceMaster Management Services is the leading facilities management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.

        In accordance with the Private Securities Litigation Reform Act of 1995, the Company notes that statements that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Factors which could cause actual results to differ materially include the following (among others): weather conditions adverse to certain of the Company's Consumer Services businesses, the entry of additional competitors in any of the markets served by the Company, labor shortages, consolidation of hospitals in the healthcare market, the condition of the U.S. economy, the inability of key suppliers to achieve timely Y2K compliance in their delivery systems or the inability of the Company to make its own systems Y2K compliant, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.